Exhibit 99.1


                                  NEWS RELEASE

                                                FOR FURTHER INFORMATION:

                                                GREGORY K. CLEVELAND
                                                TELEPHONE:  (612) 305-2261

                                                BRENDA L. REBEL
                                                TELEPHONE:  (701) 250-3040
                                                WEBSITE: www.bnccorp.com
                                                         ---------------


                BNCCORP REPORTS EARNINGS FOR 2004 SECOND QUARTER


BISMARCK, ND, July 27, 2004 - BNCCORP, Inc. (Nasdaq: BNCC), which operates community banking, insurance and brokerage/trust/financial services businesses in Arizona, Minnesota, North Dakota, Utah and Colorado, today reported net income of $706,000, or $0.23 per share on a diluted basis, for the second quarter ended June 30, 2004. For the same quarter of 2003, the Company reported net income of $1.17 million, or $0.41 per diluted share.

For the first six  months of 2004,  the  Company  reported  net  income of $2.52 million, or $0.86 per diluted share, an increase from net income of $2.19 million, or $0.78 per diluted share, reported in the same period of 2003.

"Our earnings for the first half of 2004 increased by nearly 15% over the same period in 2003," noted Gregory K. Cleveland, BNCCORP's President and Chief Executive Officer. "Results for the second quarter of 2004, however, included a substantial increase in noninterest expense as we invested in staffing and locations to support future growth. This investment offset increases in net interest income and noninterest income compared with the second quarter of last year."

Second Quarter Review

Net interest income for the second quarter of 2004 was $3.58 million, up 6.1% from $3.37 million in the same period of 2003. This increase reflected a widening of the net interest margin to 2.61% for the quarter ended June 30, 2004, from 2.54% for the same period in 2003. Adjusted for the impact of derivative contract-related transactions during the periods (an increase in net interest income of $9,000 for 2004 and a decrease in net interest income of ($70,000) for 2003) the net interest margin would have been 2.60% for the quarter ended June 30, 2004, versus 2.59% for the quarter ended June 30, 2003.

Noninterest income was $6.06 million for the 2004 second quarter, an increase of 11.9% from $5.41 million for the year-ago period. Commissions generated by the Company's insurance agency subsidiary, Milne Scali & Company, Inc. were the largest contributor to noninterest income, and rose nearly $1.0 million from the year-ago quarter. BNCCORP also recorded a nonrecurring gain of $527,000 from the final resolution of a reinsurance program previously associated with Milne Scali, which was reflected in other income during the quarter. Brokerage income increased in the 2004 second quarter versus the year-ago period, while loan fees, service charges and net gain on the sale of securities decreased. Trust and financial services income also decreased mostly due to a $488,000 fee collected by the bank's financial services division during the second quarter of 2003. Noninterest income represented 62.88% of gross revenues for the recent quarter, up from 61.64% a year ago.

Noninterest expense for the second quarter of 2004 was $8.66 million, compared with $6.70 million in the same quarter of 2003. The increase of 29.3% primarily reflected higher employee and occupancy expenses associated with the Company's growth initiatives, including the addition of some senior management positions, the addition of branch offices in Arizona and Minnesota, and the expansion of its insurance agency operations.

Six Months Review

Net interest income was $7.95 million for the first six months of 2004, rising 16.7% from $6.81 million in the year-ago period. The net interest margin widened to 2.91% for the first six months of 2004, from 2.56% for the same period in 2003. Net interest income and margin for the six-month period ended June 30, 2004 were favorably impacted by the recovery of cash basis interest income of approximately $408,000 on a $4.5 million loan that had been classified as nonaccrual at December 31, 2003 and was paid in full during the first quarter of 2004. Net interest income and margin for the six-month period ended June 30, 2003 were negatively impacted by the charge-off of interest income of approximately $287,000 on the same loan. Additionally, net interest income and margin for the six-month periods ended June 30, 2004 and 2003 were negatively impacted by derivative contract-related transactions during the periods totaling approximately ($28,000) and ($97,000), respectively. Without these interest income variances and derivative transactions, net interest income for the periods would have been approximately $7.57 and $7.19 million, respectively, and net interest margin would have been 2.77% and 2.70%, respectively.

Noninterest income increased to $12.06 million for the first six months of 2004, up 13.5% from $10.63 million in the same period of 2003. The increase largely reflected insurance commissions generated by Milne Scali & Company and the nonrecurring gain noted previously. Noninterest income represented 60.29% of gross revenues for the recent period, compared with 60.95% for the same 2003 period.

Noninterest expense for the first six months of 2004 was $16.55 million, an increase of 25.8% compared with $13.16 million in the year-ago period, largely due to expenses associated with investments in staffing and locations, as described previously.

Loan and Deposit Balances

Total assets were $633.1 million at June 30, 2004, rising from $621.5 million at December 31, 2003 and $592.7 million at June 30, 2003. Total loans at June 30, 2004, were $288.9 million, compared with $283.6 million at December 31, 2003, and $322.4 million at June 30, 2003. Investment securities available for sale were $263.4 million at June 30, 2004, compared with $262.6 million at December 31, 2003, and $209.9 million at June 30, 2003, reflecting the Company's investment management strategies. Total deposits at June 30, 2004, were $405.5 million, up from $395.9 million at December 31, 2003 and $371.3 million at June 30, 2003. Brokered and national market certificates of deposit declined $1.1 million between June 30, 2003 and June 30, 2004 while certificates of deposit in the CDARSSM program, which was initiated during the second half of 2003, totaled $16.0 million at June 30, 2004.

Total common stockholders' equity for BNCCORP was $40.2 million at June 30, 2004, equivalent to book value per common share of $14.23 (tangible book value per common share of $4.66).

In June 2004, BNCCORP redeemed the $1.5 million of preferred stock then outstanding. Additionally, during the second quarter of 2004, one of the annual earnouts related to the Milne Scali acquisition was paid, which increased goodwill by approximately $2.6 million. Goodwill and other intangible assets also increased by approximately $1.3 million over the six-month period ended June 30, 2004 due to the acquisition of two insurance agencies and a mortgage company. These developments had the combined effect of reducing the Company's June 30, 2004 capital ratios as compared to the ratios for December 31, 2003. The Company's tier 1 leverage ratio was 4.67% at June 30, 2004 compared with 4.90% at December 31, 2003. The tier 1 risk-based capital ratio was 6.91% at June 30, 2004 versus 7.14% at December 31, 2003. The total risk-based capital ratio was 9.90% at June 30, 2004 versus 10.63% at December 31, 2003

Asset Quality

No provision for credit losses was required for the first half of 2004, compared with provisions of $400,000 for the second quarter and $1.18 million for the six months ended June 30, 2003, respectively. The ratio of total nonperforming assets to total assets improved significantly to 0.10% at June 30, 2004, compared with 1.28% at December 31, 2003, and 1.07% at June 30, 2003. The ratio of allowance for credit losses to total nonperforming loans was 520% at June 30, 2004, strengthening from 60% at December 31, 2003 and 78% at June 30, 2003. These asset quality related ratios improved during 2004 primarily because of the sharp decrease in nonperforming loans during the period. Nonperforming loans decreased from $7.95 million to $662,000 during the six-month period ended June 30, 2004. The decrease in nonperforming loans was caused primarily by the full payment of a $4.5 million loan and the resolution of a $2.2 million loan that resulted in a charge-off of $1.2 million (of which $975,000 was reserved for at December 31, 2003). The allowance for credit losses as a percentage of total loans was 1.19% at June 30, 2004, compared with 1.68% at December 31, 2003, and 1.54% at June 30, 2003. The ratio at June 30, 2004 is reflective of $1.57 million of charge-offs over the course of the six-month period ended June 30, 2004 as well as the reduced reserve requirement related to the sharp decrease in nonperforming loans during the same period.

Outlook

"We continue to build a foundation for the future by investing in the people, facilities and operations needed for continued growth," said Mr. Cleveland. "For example, over the course of the past 18 months, we have opened a branch office at the Esplanade in Phoenix, a branch office in Scottsdale and an additional branch office in Golden Valley, Minnesota. We expect to continue our branching strategy at a pace of about one or two branches per year. This branching strategy is part of our initiative to continue to grow core deposits, thereby enhancing the future franchise value of our organization. Industry statistics have shown that new branch offices often take two to three years before they begin to contribute to the overall profitability of growing financial organizations. In addition to banking branches, we have also continued to expand our insurance segment. After the close of the 2004 second quarter, our Milne Scali & Company insurance subsidiary announced the asset acquisition of Finkbeiner Insurance Agency of Prescott Valley, Arizona, further expanding our insurance presence in the greater Phoenix market. While such investments are expected to have an impact on our overall profitability in the near term, we are confident that these are the right initiatives for the long term."


BNCCORP, Inc., headquartered in Bismarck, N.D., is a registered bank holding company dedicated to providing a broad range of financial products and superior customer service to businesses and consumers in its local communities. The Company operates 24 locations in Arizona, Minnesota, North Dakota, Utah and Colorado through its subsidiary, BNC National Bank and its subsidiaries Milne Scali & Company, Inc. and BNC Asset Management, Inc., as well as the bank's trust and financial services division which provide a wide array of insurance, brokerage and trust and financial services. The Company offers a variety of traditional and nontraditional financial products and services in order to meet the financial needs of its current customer base, establish new relationships in the markets it serves and expand its business opportunities.

Statements included in this news release which are not historical in nature are intended to be, and are hereby identified as "forward-looking statements" for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. We caution readers that these forward-looking statements, including without limitation, those relating to our future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements due to several important factors. These factors include, but are not limited to: risks of loans and investments, including dependence on local and regional economic conditions; competition for our customers from other providers of financial services; possible adverse effects of changes in interest rates including the effects of such changes on derivative contracts and associated accounting consequences; risks associated with our acquisition and growth strategies; and other risks which are difficult to predict and many of which are beyond our control.


                           (Financial tables attached)

                                     # # #



                                      BNCCORP, INC.
                            CONSOLIDATED FINANCIAL HIGHLIGHTS

                                     For the Quarter        For the Six Months
                                      Ended June 30,          Ended June 30,
                                   ---------------------- ----------------------
(In thousands, except per share
data)                                 2004        2003       2004        2003
---------------------------------- ---------- ----------- ---------- -----------
SELECTED INCOME STATEMENT DATA           (unaudited)            (unaudited)
Interest income...................  $  6,954    $  7,265   $ 14,813   $  14,733
Interest expense..................     3,379       3,897      6,868       7,923
                                   ---------- ----------- ---------- -----------
Net interest income...............     3,575       3,368      7,945       6,810
Provision for credit losses.......        --         400         --       1,175
Noninterest income................     6,055       5,411     12,062      10,630
Noninterest expense...............     8,663       6,701     16,550      13,155
                                   ---------- ----------- ---------- -----------
Income before income taxes........       967       1,678      3,457       3,110
Income tax provision..............       261         504        938         919
                                   ---------- ----------- ---------- -----------
Net income........................  $    706    $  1,174   $  2,519   $   2,191
                                   ========== =========== ========== ===========


Dividends on preferred stock......  $    (30)   $    (30)  $    (60)  $     (60)
                                   ---------- ----------- ---------- -----------
Net income available to common
  stockholders....................  $    676    $  1,144   $  2,459   $   2,131
                                   ========== =========== ========== ===========


EARNINGS PER SHARE DATA

BASIC EARNINGS PER COMMON SHARE
Basic earnings per common share...  $   0.24    $   0.42   $   0.89    $   0.79
                                   ========== =========== ========== ===========
DILUTED EARNINGS PER COMMON SHARE
Diluted earnings per common share.  $   0.23    $   0.41   $   0.86    $   0.78
                                   ========== =========== ========== ===========



                                  BNCCORP, INC.
                        CONSOLIDATED FINANCIAL HIGHLIGHTS

                                                                As of
                                               -----------------------------------------
(In thousands, except share, per share and       June 30,     December 31,    June 30,
full time equivalent data)                         2004          2003           2003
---------------------------------------------  ------------- ------------- -------------
                                               (unaudited)                 (unaudited)
SELECTED BALANCE SHEET DATA
Total assets................................     $  633,095    $  621,477    $  592,682
Investment securities available for sale....        263,395       262,568       209,900
Total loans.................................        288,913       283,555       322,413
Allowance for credit losses.................         (3,443)       (4,763)       (4,953)
Goodwill....................................         18,432        15,089        14,526
Other intangible assets, net................          8,580         8,373         8,343
Total deposits..............................        405,493       395,942       371,303
Long term borrowings........................         10,110         8,640         8,672

Notation:
Unrealized gains (losses) in investment
  portfolio, pretax.........................     $   (1,769)   $    1,625    $    4,240

Total common stockholders' equity ..........     $   40,152    $   38,686    $   38,277
Book value per common share.................     $    14.23    $    14.07    $    14.16
Tangible book value per common share........     $     4.66    $     5.54    $     5.70
Effect of net unrealized gains on
  securities available for sale, net of
  tax, on book value per common share.......     $    (0.39)   $     0.37    $     0.97
Full time equivalents.......................            317           284           277
Common shares outstanding...................      2,822,111     2,749,196     2,703,295


CAPITAL RATIOS
Tier 1 leverage.............................          4.67%         4.90%         4.73%
Tier 1 risk-based capital...................          6.91%         7.14%         6.45%
Total risk-based capital....................          9.90%        10.63%        10.06%


                                  BNCCORP, INC.
                        CONSOLIDATED FINANCIAL HIGHLIGHTS

                                                For the Quarter          For the Six Months
                                                Ended June 30,             Ended June 30,
                                            ------------------------  -------------------------
(In thousands)                                 2004        2003          2004         2003
------------------------------------------  ----------- ------------  ------------ ------------
                                             (unaudited) (unaudited)   (unaudited)  (unaudited)
AVERAGE BALANCES
Total assets.............................    $ 623,626    $ 587,358     $ 620,859    $ 591,542
Loans....................................      266,668      326,936       268,048      328,972
Earning assets...........................      550,925      532,613       548,647      537,418
Deposits.................................      392,233      378,336       394,968      385,375
Common stockholders' equity..............       40,719       38,257        40,802       37,569



KEY RATIOS
Return on average common stockholders'
  equity ................................        6.68%       11.99%        12.12%       11.44%

Return on average assets.................        0.46%        0.80%         0.82%        0.75%

Net interest margin......................        2.61%        2.54%         2.91%        2.56%
Net interest margin adjusted for cash
  basis interest income charged
  off/recovered and impact of
  derivatives adjustments................        2.60%        2.59%         2.77%        2.70%

Efficiency ratio ........................       89.96%       76.33%        82.72%       75.43%

Noninterest income as a percent of gross
  revenues...............................       62.88%       61.64%        60.29%       60.95%



                                  BNCCORP, INC.
                        CONSOLIDATED FINANCIAL HIGHLIGHTS

                                                         As of
                                         ---------------------------------------
                                          June 30,    December 31,   June 30,
 (In thousands)                             2004         2003          2003
--------------------------------------   ------------ ------------ -------------
 ASSET QUALITY                           (unaudited)              (unaudited)
Loans 90 days or more delinquent
  and still accruing interest..........     $     12   $      38    $      28
 Nonaccrual loans......................          650       7,913        6,304
 Restructured loans....................           --          --           --
                                         ------------ ------------ -------------
 Total nonperforming loans.............          662       7,951        6,332
 Other real estate owned and
  repossessed assets...................           --          --           --
                                         ------------ ------------ -------------
 Total nonperforming assets............     $    662   $   7,951    $   6,332
                                         ============ ============ =============
 Allowance for credit losses...........     $  3,443   $   4,763    $   4,953
                                         ============ ============ =============
 Ratio of total nonperforming loans
  to total loans.......................        0.23%       2.80%        1.96%
 Ratio of total nonperforming assets
  to total assets......................        0.10%       1.28%        1.07%
 Ratio of allowance for credit
  losses to total loans................        1.19%       1.68%        1.54%
 Ratio of allowance for credit
  losses to total nonperforming loans..         520%         60%          78%



                                          For the Quarter        For the Six Months
                                          Ended June 30,           Ended June 30,
                                      ------------------------ -------------------------
                                          2004        2003         2004        2003
                                      ----------- ------------ ------------ ------------
 Changes in Allowance for Credit      (unaudited)  (unaudited) (unaudited) (unaudited)
  Losses:
 Balance, beginning of period.........  $  3,545    $   5,219   $   4,763    $   5,006
 Provision charged to operations
  expense.............................        --          400          --        1,175
 Loans charged off....................      (300)        (690)     (1,573)      (1,287)
 Loan recoveries......................       198           24         253           59
                                      ----------- ------------ ------------ ------------
 Balance, end of period...............  $  3,443    $   4,953   $   3,443    $   4,953
                                      =========== ============ ============ ============


 Ratio of net charge-offs to average
  total loans........................    (0.04)%      (0.20)%     (0.49)%      (0.37)%
 Ratio of net charge-offs to average
  total loans, annualized............    (0.15)%      (0.82)%     (0.99)%      (0.75)%



                                  BNCCORP, INC.
                        CONSOLIDATED FINANCIAL HIGHLIGHTS

                                           For the Quarter         For the Six Months
                                            Ended June 30,           Ended June 30,
                                        -----------------------   -----------------------
(In thousands, except share data)          2004         2003         2004         2003
--------------------------------------- ----------   ----------   ----------   ----------
ANALYSIS OF NONINTEREST INCOME          (unaudited)  (unaudited)  (unaudited)  (unaudited)
Insurance commissions.................  $   4,422     $  3,423     $  8,984     $  7,485
Fees on loans.........................        339          482          915          943
Service charges.......................        210          218          421          428
Brokerage income......................        174           99          353          150
Trust and financial services..........        134          631          258          817
Net gain on sales of securities.......         51          301           51          421
Rental income.........................         26           55           61           77
Other.................................        699          202        1,019          309
                                        ----------   ----------   ----------   ----------
   Total noninterest income...........  $   6,055     $  5,411     $ 12,062     $ 10,630
                                        ==========   ==========   ==========   ==========


ANALYSIS OF NONINTEREST EXPENSE
Salaries and employee benefits........  $   5,259     $  3,997     $ 10,173     $  7,962
Occupancy.............................        670          564        1,255        1,186
Professional services.................        415          309          734          569
Depreciation and amortization.........        412          368          810          716
Office supplies, telephone & postage..        360          355          671          609
Amortization of intangible assets.....        312          266          620          532
Marketing and promotion...............        268          176          539          295
FDIC and other assessments............         51           51          102          102
Other ................................        916          615        1,646        1,184
                                        ----------   ----------   ----------   ----------
   Total noninterest expense..........  $   8,663     $  6,701     $ 16,550     $ 13,155
                                        ==========   ==========   ==========   ==========


WEIGHTED AVERAGE SHARES
Common shares outstanding (a).........  2,793,045    2,703,071    2,775,464    2,702,183
Incremental shares from
  assumed conversion of
  options and contingent shares.......     89,522       55,100       91,976       42,515
                                        ----------   ----------   ----------   ----------
Adjusted weighted average shares (b)..  2,882,567    2,758,171    2,867,440    2,744,698
                                        ==========   ==========   ==========   ==========

     (a)  Denominator  for Basic Earnings Per Common Share
     (b) Denominator for Diluted Earnings Per Common Share